EXHIBIT- 99.01-Press Release Source 12/30/2003


DataMEG Corp. Receives the Balance of $1,000,000 Funding From AMT Management,
Inc.

WASHINGTON, Dec. 30 /PRNewswire-FirstCall/ -- DataMEG Corp. (OTC Bulletin Board:
DTMG - News) announced today that they have received the balance of the $1,000,000 funding commitment from AMT Management, Inc., per their Agreement. The Company stated that the funds were received ahead of the commitment date.

Mr. Thomas Stroup, representing the DTMG Advisory Board stated, "The Company is pleased to have received this initial round of funding at terms that are beneficial to the business. AMT Management, Inc. has indicated that they are interested in taking an active 'partnership role' with the Company regarding future financing needs. The Company is positioned to execute its plan to introduce NECI products into the North American and Pacific Rim markets in Q1 2004."

For further information about this release and the business at DTMG, contact Investor Relations, Rich Kaiser, YES INTERNATIONAL -- 800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.